EXHIBIT 21.1

SUBSIDIARIES OF REMARK HOLDINGS, INC.

•	RAAD Productions, LLC, a California limited liability company

•	KanKan Holdings, Ltd. (Cayman Islands), a Cayman Islands company

◦	KanKan Limited (Hong Kong), a Hong Kong corporation

*	KanKan Technology (Shanghai) Co., Ltd., a Chinese limited liability company

†	Chengdu Remark Technology Co. Ltd., a Chinese limited liability company (a consolidated variable interest entity)

†	Hangzhou Shufeng Technology Co., Ltd., a Chinese limited liability company (a consolidated variable interest entity)

†	Remark Data Technology Co., Ltd., a Chinese limited liability company (a consolidated variable interest entity)

†	Bonet (Beijing) Technology LLC, a Chinese limited liability company (a consolidated variable interest entity)

•	HSW (HK), Inc. Limited, a Hong Kong corporation

◦	Remark Entertainment (Shanghai) Co. Ltd., a Chinese limited liability company

•	Bikini.com LLC, a Nevada limited liability company